EXHIBIT 99.1

Genworth Financial Announces First Quarter 2013 Results

U.S. Mortgage Insurance Profitable & Capital Plan Completed April 1

U.S. Life Insurance Division Results Improved From Favorable Mortality

Agreement Reached To Sell Wealth Management Business For $412.5 Million

Richmond, VA (April 30, 2013) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the first quarter of 2013. The company reported net income1 of $103 million, or $0.21 per diluted share, compared with net income of $46 million, or $0.09 per diluted share, in the first quarter of 2012. Net operating income2 for the first quarter of 2013 was $151 million, or $0.30 per diluted share, compared with net operating income of $17 million, or $0.03 per diluted share, in the first quarter of 2012.

“We achieved several milestones in the first quarter of 2013, including progress on our long term care premium rate increase plans, the announcement of the sale of our wealth management business, execution of the U.S. Mortgage Insurance capital plan on April 1 and reporting a profitable quarter in that business,” said Tom McInerney, President and CEO. “I am pleased with the progress on execution, but we must continue to focus and take action on our plan for rebuilding shareholder value.”

Consolidated Net Income & Net Operating Income

	Three months ended March 31 (Unaudited)
	2013		2012
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income	$103	$0.21	$46	$0.09
Net operating income	$151	$0.30	$17	$0.03
Weighted average diluted shares	496.8		495.7
Book value per share	$32.90		$29.89
Book value per share, excluding accumulated other comprehensive income (loss)	$23.11		$22.45

[1]	Unless otherwise stated, all references in this press release to net income, net income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Net investment losses, net of tax and other adjustments, were $28 million in the quarter compared to net investment gains of $17 million in the prior year. Total investment impairments, net of tax, were $7 million in the current quarter and $10 million in the prior year.

In March 2013, the company entered into an agreement to sell the wealth management business. Beginning in the first quarter of 2013, this business is being separately presented as discontinued operations and all prior periods herein have been re-presented. During the quarter, the company recognized $27 million from a goodwill impairment and other loss related to the sale of the wealth management business, partially offset by $7 million of income from discontinued operations. The company expects the transaction to close in the second half of 2013, subject to customary closing conditions, including requisite regulatory approvals, and anticipates recording an additional after-tax loss of up to $10 million at that time. Assets under management as of March 31, 2013 for the wealth management business were $23.1 billion.

The company has a practice of refunding the post-delinquent premiums in our U.S. mortgage insurance business to the insured party if the delinquent loan goes to claim. The company’s historical accounting practice was to account for these premium refunds as a reduction in premiums upon payment. In the first quarter of 2013, the company determined that it should have been recording a liability for premiums received on the delinquent loans where its practice was to refund post-delinquent premiums. This error was not material to the company’s consolidated financial condition, results of operations or cash flows as presented in its previously filed annual and quarterly financial statements; however, the adjustment to correct the cumulative effect of this error would have been material if recorded in the first quarter of 2013. The company restated the financial information to correct this error for all periods presented herein. The cumulative decrease to retained earnings was $46 million as of January 1, 2012.

Net operating income results are summarized in the table below:

Net Operating Income (Loss)

(Amounts in millions)	Q1 13	Q4 12	Q1 12
U.S. Life Insurance Division:
U.S. Life Insurance	$85	$76	$64

Total U.S. Life Insurance Division	85	76	64

Global Mortgage Insurance Division:
International Mortgage Insurance	81	165	7
U.S. Mortgage Insurance (U.S. MI)	21	(32)	(44)

Total Global Mortgage Insurance Division	102	133	(37)

Corporate and Other Division:
International Protection	6	8	5
Runoff	16	8	35
Corporate and Other	(58)	(65)	(50)

Total Corporate and Other Division	(36)	(49)	(10)

Total Net Operating Income	$151	$160	$17

Net operating income excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Mortgage Insurance and International Protection segments, references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the first quarter of 2013 was flat versus the prior year and a $1 million favorable impact versus the prior quarter.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating income was $85 million, compared with $76 million in the prior quarter and $64 million a year ago.

U.S. Life Insurance Division

Net Operating Income

(Amounts in millions)	Q1 13	Q4 12	Q1 12
U.S. Life Insurance
Life Insurance	$36	$49	$6
Long Term Care	20	7	35
Fixed Annuities	29	20	23

Total U.S. Life Insurance	85	76	64

Total U.S. Life Insurance	$85	$76	$64

Sales

(Amounts in millions)	Q1 13	Q4 12	Q1 12
U.S. Life Insurance
Life Insurance
Term Life	$4	$—	$—
Term Universal Life	1	11	31
Universal Life	9	17	16
Linked Benefits	2	3	3
Long Term Care
Individual	35	60	45
Group	5	4	3
Fixed Annuities	107	248	336

Account Value

(Amounts in millions)	Q1 13	Q4 12	Q1 12
Fixed Annuities	$18,301	$18,581	$18,360

U.S. Life Insurance Division

Highlights

•

U.S. Life Insurance Division net operating income was $85 million, compared with $76 million in the prior quarter and $64 million a year ago. Results reflected favorable mortality experience across the life insurance, long term care insurance and fixed annuity product lines.

•	Sales were down reflecting a combination of second half of 2012 product and pricing changes.

•	The consolidated risk-based capital (RBC) ratio is estimated to be approximately 450 percent[3], up from approximately 430 percent at the end of the fourth quarter of 2012.

Life Insurance

Life insurance net operating income was $36 million, compared with $49 million in the prior quarter and $6 million in the prior year. While results in the current quarter benefited from favorable mortality experience versus expectations, mortality was less favorable than the prior quarter because of higher severity. Results also reflected lower in force margins versus the prior quarter. Results in the prior quarter included a $3 million after-tax gain related to selective repurchases of notes secured by non-recourse funding obligations. Results in the prior year included a $41 million GAAP after-tax net loss from the company’s first life block transaction, partially offset by $13 million of favorable interest expense associated with an adjustment related to the tax matters agreement with our former parent. Sales were down $15 million versus the prior quarter and $34 million versus the prior year reflecting the product and pricing changes made in the second half of 2012. The company continues to make pricing and product changes and anticipates launching new universal life insurance products beginning in the second quarter of 2013.

Long Term Care Insurance

Long term care insurance net operating income was $20 million, compared with $7 million in the prior quarter and $35 million in the prior year. The current quarter included $6 million of net favorable actuarial reserve and other adjustments. Relative to the prior quarter, improved claim termination rates resulted in $14 million lower incurred losses. Claim termination rates were also favorable relative to the prior year, but were more than offset by a higher average reserve build on new claims and other adjustments. Earnings were reduced by $9 million from the prior quarter as investment yields were impacted primarily from lower limited partnership income. Earnings were also reduced by $7 million from the prior year as investment yields were impacted by lower limited partnership income and the low interest rate environment. These investment yield impacts were partially offset by net investment income on assets backing growth of the block. Results in the prior quarter included a $5 million unfavorable refinement to reserves to more fully reflect the low interest rate environment. Results in the prior year included a $10 million favorable actuarial reserve adjustment as part of a multi-stage system conversion. The reported loss ratio for the current quarter was 69 percent.

Individual long term care sales decreased from the prior quarter to $35 million as the accelerated sales in the prior quarter ahead of the previously announced pricing and portfolio actions subsided. The company continues to utilize reinsurance in long term care insurance as part of its capital optimization strategies.

[3]	Company estimate for the first quarter of 2013, due to timing of the filing of statutory statements.

Effective March 21, 2013, the company suspended sales of individual long term care insurance products in California in light of the return profile on those products which were an earlier generation of product that did not have the benefits and pricing changes associated with the new products. The company’s individual long term care insurance product filing has now been approved in California and the current intent is to launch this new product in California during the third quarter of 2013.

Additionally, on April 15, 2013, the company launched a new product, Privileged Choice Flex 2, in 31 states, which includes underwriting improvements such as gender distinct pricing for single applicants and blood and lab underwriting requirements for all applicants. These changes may have a temporary impact on sales levels.

In addition, the company is announcing the cessation of new sales of AARP-branded long term care insurance products as the company focuses on long term care insurance sales and product offerings to improve returns. Existing insureds’ coverage will not be affected by this change. There may be temporary increases in long term care insurance sales levels as a result of these actions.

In the third quarter of 2012, the company filed for long term care in force premium rate increases with the goal of achieving an average premium increase in excess of 50 percent on older generation policies and an average premium increase in excess of 25 percent on an earlier series of new generation policies over the next five years. The premium rate increases are designed to mitigate losses on the older generation policies. Although the earlier series of the newer generation policies have generated positive operating earnings to date, the rate increase on these policies will help offset lower than priced-for returns due to lower interest rates, unfavorable business mix and lower lapse rates than expected. Subject to regulatory approval, this premium rate increase should generate approximately $200 to $300 million of additional annual premiums when fully implemented over the next five years. As of March 31, 2013, this round of rate action has been filed in 49 states and the company has received approvals representing approximately $60 to $65 million of the targeted premium increase.

Fixed Annuities

Fixed annuities net operating income was $29 million, compared with $20 million in the prior quarter and $23 million in the prior year. Results in the quarter included more favorable mortality of $10 million versus the prior quarter and $9 million versus the prior year. Results in the prior year reflected a release of a $3 million expense accrual related to state guarantee funds. Sales in the quarter totaled $107 million and were down both sequentially and from the prior year as the company continued to maintain margins in the low interest rate environment.

U.S. Life Companies Capital

The consolidated risk-based capital (RBC) ratio is estimated to be approximately 450 percent3, up from approximately 430 percent at the end of the fourth quarter of 2012, from improved equity markets, favorable credit markets and investment portfolio actions that reduced required capital.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $102 million, compared with net operating income of $133 million in the prior quarter and a net operating loss of $37 million a year ago.

Global Mortgage Insurance Division

Net Operating Income (Loss)

(Amounts in millions)	Q1 13	Q4 12	Q1 12
International Mortgage Insurance
Canada	$42	$114	$37
Australia	46	62	(21)
Other Countries	(7)	(11)	(9)

Total International Mortgage Insurance	81	165	7
U.S. Mortgage Insurance	21	(32)	(44)

Total Global Mortgage Insurance	$102	$133	$(37)

Sales

(Amounts in billions)	Q1 13	Q4 12	Q1 12
International Mortgage Insurance
Flow
Canada	$3.3	$4.4	$3.5
Australia	7.9	9.6	7.7
Other Countries	0.4	0.5	0.3
Bulk
Canada	2.4	4.1	0.5
Australia	—	—	0.3
Other Countries	—	—	—
U.S. Mortgage Insurance
Primary Flow	4.7	5.1	3.0
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Highlights

•

Reported International Mortgage Insurance segment operating earnings were $81 million, compared with $165 million in the prior quarter, which included a $78 million after-tax favorable adjustment in Canada, and $7 million a year ago.

•

Reported Canada operating earnings of $42 million were down from $114 million in the prior quarter and up from $37 million in the prior year. Results in the prior quarter included a $78 million after-tax favorable adjustment from the reversal of the accrued liability for exit fees related to the government guarantee fund.

•

Reported Australia operating earnings of $46 million were down from $62 million in the prior quarter and up from a net operating loss of $21 million in the prior year. Results in the prior year included a $53 million after-tax impact from reserve strengthening.

•	Other Countries had a reported net operating loss of $7 million, compared to $11 million in the prior quarter and $9 million in the prior year.

•

In Canada, flow new insurance written (NIW) was down 25 percent[4] sequentially and six percent[4] year over year. In addition, in the current quarter the company completed $2.4 billion of bulk transactions, consisting of low loan-to-value prime loans.

•	In Australia, flow NIW was down 18 percent[4] sequentially and up three percent[4] year over year.

•	The Canadian and Australian businesses continue to maintain sound capital positions.

Canada Mortgage Insurance

Canada operating earnings of $42 million were down from $114 million in the prior quarter and up from $37 million in the prior year. Results in the prior quarter included a $78 million after-tax favorable adjustment from the reversal of the accrued liability for exit fees related to the government guarantee fund. The loss ratio in the quarter was 31 percent, flat to the prior quarter and down from 38 percent in the prior year from lower new delinquencies, net of cures, and continued improvement in Alberta. Total delinquencies were down nine percent sequentially from the maturing of the larger 2007 and 2008 books of business and continued improvement in Alberta. Flow NIW was down 25 percent4 sequentially and six percent4 year over year from regulatory changes to the rules governing the issuance of high loan-to-value residential mortgages made in July 2012 and normal seasonal variation. In addition, the company completed several bulk transactions, consisting of low loan-to-value prime loans, of approximately $2.4 billion reflecting its selective participation in this market. At quarter end, the Canada mortgage insurance business had a regulatory capital ratio of 216 percent3, well in excess of regulatory requirements. GAAP book value was $3.0 billion, of which $1.7 billion represented Genworth’s 57.4 percent ownership interest.

Australia Mortgage Insurance

Australia reported net operating earnings of $46 million versus $62 million in the prior quarter and a net operating loss of $21 million in the prior year. Results in the prior year reflected a $53 million after-tax impact from reserve strengthening. Results in the prior quarter included favorable taxes. The loss ratio in the quarter was 47 percent, up 11 points sequentially and down 107 points from the prior year. New delinquencies were up seven percent from the prior quarter and cures were down 24 percent from the prior quarter reflecting normal

[4]	Percent change excludes the impact of foreign exchange.

seasonal variation. Flow NIW was down 18 percent4 sequentially because of a smaller origination market and up three percent4 year over year. At quarter end, the Australia mortgage insurance business had a regulatory capital ratio of 144 percent3, well in excess of regulatory requirements. The GAAP book value was $2.3 billion as of the end of the quarter.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $7 million, compared to $11 million in the prior quarter and $9 million in the prior year from lower new delinquencies, primarily in Ireland.

U.S. Mortgage Insurance Segment

Highlights

•	U.S. MI net operating income was $21 million, compared with a net operating loss of $32 million in the prior quarter and a net operating loss of $44 million in the prior year.

•	Flow NIW decreased eight percent from the prior quarter and increased 57 percent over the prior year to $4.7 billion.

•	The combined risk-to-capital ratio as of March 31, 2013 is estimated at 24.2:1[3].

•	On April 1, 2013, the company announced the completion of the comprehensive U.S. MI capital plan and contributed $100 million of capital to U.S. MI as part of the plan.

U.S. MI net operating income was $21 million, compared with a net operating loss of $32 million in the prior quarter and a net operating loss of $44 million in the prior year. Results in the quarter included a $4.5 million charge related to the settlement with the Consumer Financial Protection Bureau (CFPB) announced on April 4, 2013.

Total flow delinquencies decreased 10 percent sequentially and 22 percent versus the prior year. New flow delinquencies decreased approximately 12 percent from the prior quarter and decreased approximately 18 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $29,800, up slightly from the prior quarter.

Loss mitigation savings were $159 million in the quarter, down slightly from the prior quarter. The company remains on track to achieve full year loss mitigation savings of $250 to $350 million.

Total losses were down $96 million compared to the prior quarter from lower new delinquencies, seasonal benefits in cures and favorable changes in aging.

Flow NIW of $4.7 billion decreased eight percent over the prior quarter from normal seasonal variation in the origination market and increased 57 percent versus the prior year reflecting an increase in both refinance and purchase private mortgage insurance penetration and a larger origination market and stable market share. Overall private mortgage insurance market penetration was flat to the prior quarter and up approximately three points year over year. The company’s market share at the end of the quarter is estimated to be 12 percent. Flow persistency was 80 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $2.1 billion in the quarter of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 24.2:13 at the end of the first quarter with the risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GMICO) estimated at 26.4:13. GMICO currently maintains waivers or other authorizations from 45 states that permit the company to continue writing new business while its risk-to-capital ratio exceeds 25.0:1. Additionally, the company has separately capitalized and licensed legal entities to write new business for states where waivers are not in place, subject to the approval of applicable regulators and the GSEs (government sponsored entities) approval. Currently, new business in four states is being written out of Genworth Residential Mortgage Assurance Corporation (GRMAC), a subsidiary of GMICO.

On April 1, 2013, the company announced that the comprehensive U.S. MI capital plan has received all necessary approvals and has been fully implemented. As part of the comprehensive capital plan, Genworth contributed $100 million to GMICO on April 1, 2013. The contribution has a favorable impact to GMICO’s risk-to-capital ratio of approximately three points.

Given the trends of new delinquencies, reserves, new insurance written, loss mitigation benefits and mortgage insurance penetration, and assuming no significant deterioration in the U.S. housing market or material global economic downturns, the company continues to believe these trends create the conditions for continued improvement in earnings for the U.S. mortgage insurance business. The company has not changed its view that the U.S. MI business will have a potential return to breakeven or modest profitability during one or two quarters in 2013.

Corporate and Other Division

Corporate and Other Division net operating loss was $36 million, compared with $49 million in the prior quarter and $10 million in the prior year.

Corporate and Other Division

Net Operating Income (Loss)

(Amounts in millions)	Q1 13	Q4 12	Q1 12
International Protection	$6	$8	$5
Runoff	16	8	35
Corporate and Other	(58)	(65)	(50)

Total Corporate and Other	$(36)	$(49)	$(10)

Account Value

(Amounts in millions)	Q1 13	Q4 12	Q1 12
Variable Annuities	$8,177	$8,095	$8,522
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	1,970	2,153	2,594

International Protection Segment

International Protection reported operating earnings of $6 million, compared with $8 million in the prior quarter and $5 million in the prior year. The business continues to be impacted by the slow consumer lending environment in Europe. The reported loss ratio increased one point from both the prior quarter and prior year to 24 percent from increased unemployment in Southern Europe. The underwriting margin5 was flat sequentially and increased three points from the prior year to 17 percent from reduced profit sharing. In light of the continued slow consumer lending environment in Europe, additional actions are being taken to reduce expenses and mitigate these impacts such as expanding the reinsurance strategy in new markets. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 345 percent3.

Runoff Segment

The Runoff segment’s net operating income was $16 million, compared with $8 million in the prior quarter and $35 million in the prior year. Results in the current quarter reflected more favorable equity market conditions versus the prior quarter, but less favorable versus the prior year. Results in the current quarter reflected lower tax benefits versus both the prior quarter and prior year.

Corporate and Other

Corporate and Other’s net operating loss was $58 million, compared with $65 million in the prior quarter and $50 million in the prior year. Results in the prior quarter reflected higher expenses associated with the debt tender. Results in the prior year reflected $13 million of favorable interest expense associated with an adjustment related to the tax matters agreement with our former parent.

[5]	See “Definition of Selected Operating Performance Measures” for definition of underwriting margin.

Investment Portfolio Performance

Investment income decreased, with net investment income of $814 million, compared to $840 million in the fourth quarter of 2012. The reported yield for the current quarter was approximately 4.7 percent. The core yield2 decreased to approximately 4.5 percent from approximately 4.6 percent in the prior quarter from less favorable limited partnership income and bond call performance.

Net income in the quarter included $28 million of net investment losses, net of tax and DAC amortization of $12 million. Total investment impairments, net of tax, were $7 million in the current quarter and $10 million in the prior year.

Net unrealized investment gains were $2.4 billion, net of tax and other items, as of March 31, 2013, compared with $1.3 billion as of March 31, 2012 and $2.6 billion as of December 31, 2012. The fixed maturity securities portfolio had gross unrealized investment gains of $6.2 billion compared with $4.6 billion as of March 31, 2012 and gross unrealized investment losses of $0.5 billion compared with $1.1 billion as of March 31, 2012.

Holding Company

Genworth’s holding company6 ended the quarter with approximately $955 million of cash and highly liquid securities, down $38 million compared to the prior quarter. The holding company targets maintaining cash balances of at least two times its annual debt service expense plus a risk buffer of $350 million. The holding company has no debt maturities until June 2014. On March 27, 2013, the company announced it has reached an agreement to sell its wealth management business, including Genworth Financial Wealth Management and alternative solutions provider, the Altegris companies, to a partnership of Aquiline Capital Partners and Genstar Capital for $412.5 million. The sale is expected to close in the second half of 2013, subject to customary closing conditions, including requisite regulatory approvals. Proceeds from the transaction, net of transaction related expenses, will be held at the holding company and will be used to address the 2014 debt at maturity or before. As part of the comprehensive U.S. MI capital plan, Genworth contributed $100 million to GMICO on April 1, 2013.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management — and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

[6]	Holding company cash and highly liquid securities comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public company debt) which is now a subsidiary of Genworth Financial, Inc.

Genworth has approximately 5,840 employees and operates through three divisions: U.S. Life Insurance, which includes life insurance, long term care insurance and fixed annuities; Global Mortgage Insurance, containing U.S. Mortgage Insurance and International Mortgage Insurance segments; and the Corporate and Other division, which includes the International Protection and Runoff segments and the wealth management business presented as discontinued operations. Products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, Inc., headquartered in Richmond, Virginia, traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com. From time to time, Genworth Financial, Inc. releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call and Financial Supplement Information

This press release and the first quarter 2013 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 8:30 a.m. on May 1, 2013. Investors are encouraged to review these materials.

Genworth will conduct a conference call on May 1, 2013 at 9 a.m. (ET) to discuss the quarter’s results and provide an update on the company’s strategy and 2013 goals. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 866 393.0571 or 206 453.2872 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through May 15, 2013 at 855 859.2056 or 404 537.3406 (outside the U.S.); the conference ID # for the call is # 20442990. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses and infrequent or unusual non-operating items. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments and gains (losses) on the sale of businesses are also excluded from net operating income (loss) because in the company’s opinion, they are not indicative of overall operating trends. Other non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income during the periods presented in this press release. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth’s common stockholders for the three months ended March 31, 2013 and 2012.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance products; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) new insurance written for mortgage insurance; and (6) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for the lifestyle protection insurance business. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums/deposits, premium equivalents, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be a measure of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. Estimated savings related to claims mitigation activities represent amounts deducted or “curtailed” from claims due to acts or omissions by the servicer with respect to the servicing of an insured loan that is not in compliance with obligations under our master policy. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

This press release also includes the metric entitled “underwriting margin” related to the lifestyle protection business. The company defines underwriting margin as underwriting profit divided by net earned premiums. Underwriting profit is defined as premiums less benefits and other changes in reserves, commissions (which include amortization of deferred acquisition costs) and profit share expenses. Management believes that this analysis of underwriting margin enhances the understanding of the lifestyle protection business.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to our businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in our financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; lack of credit facilities; the valuation of fixed maturity, equity and trading securities; defaults, downgrades or other events impacting the value of our fixed maturity securities portfolio; defaults on our commercial mortgage loans or the mortgage loans underlying our investments in commercial mortgage-backed securities and volatility in performance; goodwill impairments; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk-based capital and other regulatory requirements; insufficiency of reserves and required increases to reserve liabilities; legal constraints on dividend distributions by our subsidiaries; competition; availability, affordability and adequacy of reinsurance;

loss of key distribution partners; regulatory restrictions on our operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of our computer systems and confidential information contained therein; the occurrence of natural or man-made disasters or a pandemic; the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in accounting and reporting standards issued by the Financial Accounting Standards Board or other standard-setting bodies and insurance regulators; impairments of or valuation allowances against our deferred tax assets; changes in expected morbidity and mortality rate; accelerated amortization of deferred acquisition costs and present value of future profits; ability to increase premiums on certain in-force long-term care insurance products by enough or quickly enough, including the current rate actions and any future rate actions; medical advances, such as genetic research and diagnostic imaging, and related legislation; unexpected changes in persistency rates; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; the failure of demand for long-term care insurance to increase; political and economic instability or changes in government policies; fluctuations in foreign exchange rates and international securities markets; unexpected changes in unemployment rates; unexpected increases in mortgage insurance default rates or severity of defaults; the significant portion of high loan-to-value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios; competition with government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; changes in international regulations reducing demand for mortgage insurance; increases in U.S. mortgage insurance default rates; failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards; uncertain results of continued investigations of insured U.S. mortgage loans; possible rescissions of coverage and the results of objections to our rescissions; the extent to which loan modifications and other similar programs may provide benefits to us; unexpected changes in unemployment and underemployment rates in the United States; further deterioration in economic conditions or a further decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac); competition with government-owned and government-sponsored enterprises offering U.S. mortgage insurance; changes in regulations that affect our U.S. mortgage insurance business; the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with our U.S. mortgage lending customers; legal actions under the Real Estate Settlement Procedures Act of 1974 (RESPA); and potential liabilities in connection with our U.S. contract underwriting services;

•

Other risks, including the risk that our strategy may not be successfully implemented; our Capital Plan may not achieve its anticipated benefits; adverse market or other conditions might delay or impede the minority sale of our mortgage insurance business in Australia; the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if our corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of our certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to our common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Georgette Nicholas, 804 662.2248
georgette.nicholas@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2013	2012
Revenues:
Premiums	$1,261	$1,106
Net investment income	814	832
Net investment gains (losses)	(61)	37
Insurance and investment product fees and other	289	340

Total revenues	2,303	2,315

Benefits and expenses:
Benefits and other changes in policy reserves	1,201	1,232
Interest credited	184	195
Acquisition and operating expenses, net of deferrals	433	440
Amortization of deferred acquisition costs and intangibles	122	271
Interest expense	126	95

Total benefits and expenses	2,066	2,233

Income from continuing operations before income taxes	237	82
Provision for income taxes	76	15

Income from continuing operations	161	67
Income (loss) from discontinued operations, net of taxes	(20)	12

Net income	141	79
Less: net income attributable to noncontrolling interests	38	33

Net income available to Genworth’s common stockholders	$103	$46

Income from continuing operations available to Genworth’s common stockholders per common share:
Basic	$0.25	$0.07

Diluted	$0.25	$0.07

Net income available to Genworth’s common stockholders per common share:
Basic	$0.21	$0.09

Diluted	$0.21	$0.09

Weighted-average common shares outstanding:
Basic	492.5	491.2

Diluted	496.8	495.7

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended
	March 31,
	2013	2012
Net operating income (loss):
U.S. Life Insurance Division
U.S. Life Insurance segment
Life Insurance	$36	$6
Long Term Care	20	35
Fixed Annuities	29	23

Total U.S. Life Insurance segment	85	64

Total U.S. Life Insurance Division	85	64

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	42	37
Australia	46	(21)
Other Countries	(7)	(9)

Total International Mortgage Insurance segment	81	7
U.S. Mortgage Insurance segment	21	(44)

Total Global Mortgage Insurance Division	102	(37)

Corporate and Other Division
International Protection segment	6	5
Runoff segment	16	35
Corporate and Other	(58)	(50)

Total Corporate and Other Division	(36)	(10)

Net operating income	151	17
Adjustments to net operating income:
Net investment gains (losses), net of taxes and other adjustments	(28)	17
Income (loss) from discontinued operations, net of taxes	(20)	12

Net income available to Genworth’s common stockholders	103	46
Add: net income attributable to noncontrolling interests	38	33

Net income	$141	$79

Net income available to Genworth’s common stockholders per common share:
Basic	$0.21	$0.09

Diluted	$0.21	$0.09

Net operating income per common share:
Basic	$0.31	$0.03

Diluted	$0.30	$0.03

Weighted-average common shares outstanding:
Basic	492.5	491.2

Diluted	496.8	495.7

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31, 2013	December 31, 2012
Assets
Cash, cash equivalents and invested assets	$77,315	$78,726
Deferred acquisition costs	5,050	5,036
Intangible assets	346	366
Goodwill	868	868
Reinsurance recoverable	17,211	17,230
Deferred tax and other assets	706	710
Separate account assets	10,140	9,937
Assets associated with discontinued operations	439	439

Total assets	$112,075	$113,312

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$33,601	$33,505
Policyholder account balances	25,886	26,262
Liability for policy and contract claims	7,343	7,509
Unearned premiums	4,193	4,333
Deferred tax and other liabilities	6,160	6,746
Borrowings related to securitization entities	329	336
Non-recourse funding obligations	2,062	2,066
Long-term borrowings	4,766	4,776
Separate account liabilities	10,140	9,937
Liabilities associated with discontinued operations	86	61

Total liabilities	94,566	95,531

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,131	12,127

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,471	2,692
Net unrealized gains (losses) on other-than-temporarily impaired securities	(28)	(54)

Net unrealized investment gains (losses)	2,443	2,638

Derivatives qualifying as hedges	1,799	1,909
Foreign currency translation and other adjustments	582	655

Total accumulated other comprehensive income (loss)	4,824	5,202
Retained earnings	1,966	1,863
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth’s stockholders’ equity	16,222	16,493
Noncontrolling interests	1,287	1,288

Total stockholders’ equity	17,509	17,781

Total liabilities and stockholders’ equity	$112,075	$113,312

Impact of Foreign Exchange on Operating Results7

Three months ended March 31, 2013

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[8]
Canada Mortgage Insurance (MI):
Flow new insurance written	(6)%	(6)%
Flow new insurance written (1Q13 vs. 4Q12)	(25)%	(25)%

Australia MI:
Flow new insurance written	3%	3%
Flow new insurance written (1Q13 vs. 4Q12)	(18)%	(18)%

[7]	All percentages are comparing the first quarter of 2013 to the first quarter of 2012 unless otherwise stated.
[8]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	For the three months ended March 31, 2013
Reported Total Invested Assets and Cash	$76.5
Subtract:
Securities lending	0.2
Unrealized gains (losses)	6.7
Derivative counterparty collateral	0.6

Adjusted end of period invested assets	$69.0

Average Invested Assets Used in Reported Yield Calculation	$69.4
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[9]	0.3

Average Invested Assets Used in Core Yield Calculation	$69.1

(Income - amounts in millions)
Reported Net Investment Income	$814
Subtract:
Bond calls and commercial mortgage loan prepayments	10
Reinsurance[10]	22
Other non-core items[11]	2
Restricted commercial mortgage loans and other invested assets related to securitization entities[9]	4

Core Net Investment Income	$776

Reported Yield	4.69%

Core Yield	4.49%

[9]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[10]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[11]	Includes mark-to-market adjustment on assets supporting executive deferred compensation and various other immaterial items.